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                                                                     EXHIBIT 3.8
                          CERTIFICATE OF INCORPORATION

                                       OF

                         MAJESTIC INVESTOR CAPITAL CORP.


       FIRST: The name of the corporation is Majestic Investor Capital Corp.

       SECOND: The registered office of the corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Trust Company.

       THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

       FOURTH: The total number of shares of all classes of stock that the corporation is authorized to issue is 1000 shares of Common Stock, with a par value of $0.01.

       FIFTH: The name and mailing address of the incorporator is as follows:

       Name                                        Address
       ----                                        -------
       Jennifer A. Love                            Latham & Watkins
                                                   Sears Tower, Suite 5800
                                                   Chicago, IL 60606

       SIXTH: Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

       SEVENTH: The original bylaws of the corporation shall be adopted by the initial incorporator named herein. Thereafter the board of directors shall have the power, in addition to the stockholders, to make, alter, or repeal the bylaws of the corporation.

       EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit, all references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to any provision of this Certificate of Incorporation in accordance with subsection (a) of Section 141 of Title 8 of the Delaware Code, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by Title 8 of the Delaware Code.

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       NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

       I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand and seal this 24th day of August, 2001.

                                    /s/ Jennifer A. Love
                                    --------------------------------------------
                                    Jennifer A. Love, Sole Incorporator